MANAGEMENT AGREEMENT

     made  and  entered into in Tel Aviv, Israel, as of the 16th day of February
2000, by and between Net2Wireless Israel Ltd., a corporation organized and existing under the laws of the state of Israel ("Net2Wireless") of the first part; and Yarsig Ltd. (the "Company") of the second part;

WHEREAS     Net2Wireless  is engaged in the research and development, marketing, sale  and  support  of  wireless  communication  technology;  and

WHEREAS     Net2Wirelessis  interested in receiving management services from the
Company, and the Company agrees to provide management services to Net2Wireless, as more fully set forth herein;

WHREAS     the Company has entered into an employment agreement with Yaron Sobol
(the  "Employment  Agreement");  and

WHEREAS     the  parties  have  agreed  that  the  management  services shall be provided,  behalf  of  the  Company,  by  Yarsig  Ltd.;

NOW, THEREFORE in consideration of the premises herein, and the mutual promises and undertakings herein contained and set forth, and for other good and valuable consideration, made over by each party to the other, the receipt of which is hereby acknowledged, it is covenanted and agreed as follows:

1.     Management  Services

     1.1 The Company shall provide management services to Net2Wireless, beginning on March 01, 2000 (the "Effective date"). The Company undertakes to make available to Net2Wireless the services of Yaron Sobol ("Sobol") for the entire period of Sobol's employment with the Company. The parties agree that the employment of Sobol is a fundamental term of this Agreement, and in the event that Sobol's employment with the Company is terminated for any reason (whether by the Company or by Sobol), this Agreement may be terminated by either party in accordance with the provisions of Section 6, below.

     1.2 The Company undertakes to cause Sobol to devote, subject to the provisions of this Agreement, his business time toward fulfilling the Company's obligations and duties to Net2Wireless in the management of the Net2Wireless as an Executive Vice President and General Counsel of the Net2Wireless and Net2Wireless Corporation, and to carry his office faithfully and devotedly, in accordance with the objectives of Net2Wireless, as they are defined by Net2Wireless's Board of Directors, from time to time.

2.     Management  Fees

     Net2Wireless shall pay the Company a monthly management fees in the aggregate sum of NIS 100,500 (One Hundred Thousand Five Hundred New Israeli Shekel) (the "Management Fees"), payable as follows:

     2.1 The Management Fees shall be paid on a monthly basis in arrears on the first day of each month.

     2.2 The Management Fees shall be paid, along with applicable V.A.T. (Value Added Tax), against a lawful tax invoice.

     2.3 The Management Fees will be adjusted on a monthly basis according to cost of living index increase or the change in the exchange representative rate of the US Dollar against the New Israeli Shekel, whichever the higher, but in no event the Management Fees will be less than the Management Fees during the preceding month. For the purpose of computing said adjustment the basis will be the cost of living index or the representative rate of the US Dollar last known on March 01, 2000, as the case may be.

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     2.4     Unless  otherwise  agreed  upon  between the parties the Management
Fees  will  increase  each  year  in  the  rate  of  10%  (ten  percent).

3.     No  Employer-Employee  Relationship

     The parties declare that this agreement creates no employer-employee relationship between the Company's personnel or principals, including Sobol, and Net2Wireless, nor shall it entitle any of the Company's personnel, including Sobol, to any payment and/or benefit from Net2Wireless customarily paid or conferred upon an employee pursuant to the law and/or custom and/or precedent.

4.     Term  of  Agreement

     4.1 The initial term of this Agreement shall be 3 (three) years commencing on January 1st, 2000, unless otherwise agrees upon in writing between Net2Wireless and the Company (hereafter "Initial Term"), subject to the provisions for termination as set forth in Section 14 hereinbelow.

     4.2 The Initial Term will be automatically renewed for additional periods of 2 (two) years each (each hereafter "Renewal Term") (the Initial Term and all successive Renewal Terms will hereinafter be referred to as the "Term"), subject to the provisions for termination as set forth in Section 5 hereinbelow.

5.     Termination;  Effect  of  Termination

     5.1 For the purpose of this Section "Notice Period" shall mean at least 6 (six) months prior notice, of the intention to terminate the Agreement.

     5.2 Each of Net2Wireless and the Company shall have the right to terminate the Company's employment with Net2Wireless at any time subject to the terms of the Notice Period as stipulated in Section 5.1 above.

          During the Notice Period, the Company shall continue to render the management services to Net2Wireless in accordance with the terms and provisions of this Agreement if Net2Wireless requires it to do so, and will cause Sobol to continue to discharge his office and cooperate with his replacement unless Net2Wireless terminates the Agreement prior to the end of the Notice Period. During the Notice Period, whether Net2Wireless requires or does not require the Company to continue to render to it services of any kind, Net2Wireless will continue to pay the Company all payments and honor all the commitments owed the Company in accordance with this Agreement.

     5.3 In the event Net2Wireless terminates the Agreement Net2Wireless will, at the election of the Company, pay the Company, either of the following:
(i)  the  amount  equal  to the Management Fees multiplied by 6 (six); or (ii) 6
(six)  consecutive  monthly  payments  of  the  Management  Fees.

6.     Confidentiality

     6.1 The Company shall regard and retain as confidential, and will not divulge to any third party or use for any unauthorized purposes, either during or after the term of this Agreement, any proprietary or confidential information or know-how relating to or deriving from Net2Wireless's Business that Company has acquired while providing the services to Net2Wireless under this Agreement, or in consequence of providing the services to Net2Wireless, or related to the services provided under this Agreement, without the prior written consent of Net2Wireless.

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          Confidential  Information includes, but is not limited to, information related to actual or anticipated products, inventions, hardware, software, methods of manufacture, trade secrets, business plans, customers, supplies, finances, and any other data related to the business or affairs of Net2Wireless. Confidential Information will include written information or oral information in tangible or intangible form.

          Notwithstanding any of the foregoing, the following information shall not be deemed Confidential Information which is (i) in the public domain or falls into the public domain through no breach of this Agreement on the part of the Company; (ii) rightfully obtained by the Company from a third party not under any obligation of confidentiality to Net2Wireless; (iii) provided by Net2Wireless to a third party not under any obligation of confidentiality; (iv) approved for release by written authorization of Net2Wireless; or (v) disclosed pursuant to the requirement of any governmental agency, court, or by operation of law.

     6.2 All documents including, but not limited to, notebooks, notes, memoranda, records, diagrams, blueprints, bulletins, formulas, reports, computer programs and other data of any kind coming into the Company's possession or prepared by the Company in connection with the services provided under this Agreement are the exclusive property of Net2Wireless. The Company agrees to return to Net2Wireless all such documents upon termination of this Agreement unless specific written consent is obtained from Net2Wireless to release any such record.

7.     Ownership  Rights

     7.1 The rights to all inventions, improvements, mask works, discoveries or works, whether or not capable of being patented or copyrighted, which the Company may conceive, make, develop, author, or work on, in whole or in part, independently or jointly with others in the course of providing services to Net2Wireless or in consequence of providing the services to Net2Wireless or related in any way to Net2Wireless's Business (hereinafter "Proprietary Information") will be vested in Net2Wireless exclusively.

     7.2 Without additional Management Fees or consideration, the Company hereby assigns and will in the future assign to Net2Wireless, and acknowledges and will in the future acknowledge Net2Wireless's full and exclusive ownership of the Proprietary Information.

     7.3 The Company will not transfer any Proprietary Information to any third party without prior written consent of Net2Wireless, which consent shall not be withheld save for reasonable arguments.

8.     Indemnification  &  Insurance  Coverage

     8.1 Throughout the term of the Agreement and for the period of six (6) years thereafter, the company will maintain an Officers and Directors Insurance policy for the Director, and other insurance coverage on substantially the same terms and levels that it provides to the Company's senior Executive Officers, at the company's sole expense. This insurance shall cover any and all actions committed and/or omitted by Mr. Sobol, in his capacity as General Counsel of Net2Wireless Corporation and any subsidiary of the Net2Wirless Corporation, commencing on the appointment of Mr. Sobol as a General Counsel of Net2Wireless Corporation.

     8.2 Mr. Sobol is not and shall not be liable to the Company for any losses, claims, damages or liabilities arising from his appointment as General Counsel and/or any action and/or failure to act in his capacity as General Counsel or from any act or omission performed or omitted by Mr. Sobol, except for any losses, claims, damages or liabilities primarily attributable to such Mr. Sobol's fraud, gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

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     8.3     The  Company,  to  the  fullest extent permitted by applicable law, indemnifies and holds Mr. Sobol harmless (and his respective successors and assigns) against any losses, claims, damages, liabilities, costs or expenses (including legal fees, judgments and amounts paid in settlement) to which Mr. Sobol may become subject (i) by reason of having been a General Counsel to the Company or (ii) in connection with any matter arising out of or in connection with this Agreement, unless a court of competent jurisdiction, in a judgment that has become final and that is no longer subject to appeal or review, determines that any such loss, claim, damage, liability, cost or expense is primarily attributable to Mr. Sobol's fraud, gross negligence or willful misconduct. If Mr. Sobol becomes involved in any capacity in any action, proceeding or investigation by reason of being or having been a General Counsel or in connection with any matter arising out of or in connection with this Agreement, the Company will periodically reimburse Mr. Sobol for his legal or other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided that Mr. Sobol promptly repays to the Company the amount of any such reimbursed expenses paid to it to the extent that it is ultimately determined that Mr. Sobol is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation as provided in the exception contained in the immediately preceding sentence. If for any reason (other than the fraud, gross negligence or willful misconduct of General Counsel) the foregoing indemnification is unavailable to Mr. Sobol, or is insufficient to hold it harmless, then the Company must, to the fullest extent permitted by law, contribute to the amount paid or payable by Mr. Sobol as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and Mr. Sobol on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

9.     Miscellaneous

     9.1 All notices and other communications under this Agreement shall be in writing and shall be deemed given to the parties at the addresses set forth below (or to such other address as a party may have specified by notice given to the other parties pursuant to this provision):

          If  to  Net2Wireless:
              11  Haamal  Street
              Park  Afek,  Rosh  Haayin  48092
              Attention:  General  Counsel
              Fax:  03-902-8601

          If  to  the  Company:
              P.O. Box  10157
              Tel  Aviv  61101
              Attention:  Yaron  Sobol
              Fax:  03-648-1925

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     9.2     This  Agreement  represents the entire agreement of the parties and may  be  amended  only  by  a  written  amendment  executed  by  both  parties.

     9.3 This Agreement shall be governed by the laws of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Tel-Aviv-Jaffa in any dispute related to this Agreement or deriving therefrom.

     9.3 This Agreement supersedes all prior agreements and understandings between the parties as to its subject matter.

     9.4 Captions and paragraph headings used herein are for convenience purpose only and shall not be used in construing it.

     9.5 This Agreement shall become effective and binding upon the parties as of the date first stated above.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date set forth above.

/s/                                   /s/
Net2Wireless Israel Ltd.              Yarsig Ltd.